Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Electric City Corp.
Elk Grove Village, Illinois

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 11, 2005, except for Note 9, which is as of February 28, 2005, relating to the consolidated financial statements and schedule of Electric City Corp. appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004. Our report contains an explanatory paragraph regarding the company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

April 15, 2005